Conformed

         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C.  20549


                          Form 8-K


                       CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (date of earliest event reported) July 24, 1996

                      Beneficial Corporation
   (Exact name of registrant as specified in its charter)

        Delaware                1-1177             51-0003820
(State or other jurisdic-    (Commission         (IRS Employer
tion of incorporation)       File Number)     Identification No.)


301 North Walnut Street, Wilmington, Delaware        19801
(Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code (302)425-2500


                            No Change
   (Former name or former address, if changed since last report)



Item 5.  Other Events.


             The following is the text of a press release of Beneficial Corporation, a Delaware corporation, issued on July 24, 1996:

    BENEFICIAL CORPORATION SECOND QUARTER EARNINGS INCREASE 31%
EARNINGS PER SHARE INCREASE 30% TO $1.50 FROM $1.15 A YEAR EARLIER

         - First-Half Earnings Per Share More than Double to $3.46 from $1.52 a Year Earlier -

         - First-Half Return on Equity Reaches 24.2%,
                Return on Assets Climbs to 2.38% -

WILMINGTON, Del. -- Beneficial Corporation (NYSE: BNL) today reported second quarter earnings of $82.4 million, up 31% from earnings of $62.8 million in the same period last year. Earnings per share increased 30% to $1.50 from $1.15 in the 1995 period.


"This was another very strong quarter for Beneficial, with our second quarter results bringing first-half earnings to a new record high," said Finn M. W. Caspersen, chairman and chief executive officer. "Second quarter operations continued to be marked by good operating fundamentals, as receivables growth was stronger than a year earlier, and operating expense and efficiency ratios improved.

"Credit quality remains healthy. Although the net chargeoff ratio rose noticeably year-to-year, that increase largely reflects a greater proportion of unsecured loans in the portfolio, and the expected maturing of the Beneficial National Bank USA private-label credit card portfolio. The dollar amount of net chargeoffs is actually down slightly from the first quarter level. Nevertheless, the balance of the loan loss reserve increased by over $14 million during the quarter, bringing the reserve percentage to a highly conservative 3.31% at June
30. With delinquency only modestly above the March 31 level, inherent credit quality and the reserve position both remain strong."

Caspersen concluded, "We continue to be on track for a record earnings year."

First-half earnings increased dramatically to $189.8 million from $83.5 million in the first half of 1995. Prior-year results were burdened by a $39 million aftertax net loss from the tax refund anticipation loan
(RAL) business when the Internal Revenue Service made an unexpected change in the way it processed earned income tax credit tax refunds. Conversely, this year's half benefited from a dramatic recovery in RAL earnings to a $66 million aftertax profit as the IRS interface functioned smoothly and significant recoveries of prior-year writeoffs were attained. First-half earnings per share increased 128% to $3.46 from $1.52 in 1995. These are the highest first-half earnings in the Company's history.

Total managed receivables increased $316 million during the second quarter before the impact of foreign exchange translation, compared to a comparable increase of $204 million in the second quarter of 1995. For the first-half total managed receivables on this basis increased $676 million compared to a gain of $399 million during the first half of 1995. At June 30, 1996 total managed receivables were $15,180 million, up 13% from $13,430 million a year earlier.

Total owned receivables at June 30 were $13,215 million, a decrease from $13,867 million at March 31, reflecting the sale of $1.2 billion of home equity loans through a securitization in the capital markets during the second quarter.

Second quarter net chargeoffs increased to $67.8 million from $43.1 million in the second quarter of 1995, but were slightly below this year's first quarter total of $69.5 million. As an annualized percentage of average owned receivables, net chargeoffs increased to 1.98% from 1.41% a year earlier and were unchanged from 1.98% in this year's first quarter. Fundamentally, the year-to-year increase in the chargeoff percentage chiefly reflects the increased proportion of credit cards and personal loans in the loan portfolio coupled with some increase in the chargeoff rate on those portfolios.

First-half net chargeoffs increased to $137.3 million from $85.3 million a year earlier, and as a percentage of average owned receivables, climbed to 1.98% from 1.36% in 1995.

At June 30 the reserve for credit losses was 3.31% of owned receivables, significantly increased from 2.90% a year earlier and 3.05% at March 31, 1996. During the second quarter the Company added $14.1 million to the balance of the reserve, increasing the reserve balance to $437.3 million from $423.2 million at March 31 and $406.1 million at year-end 1995. At this level, the reserve covers annualized first-half net chargeoffs 1.6 times, a conservative ratio by industry standards.

All owned receivables delinquent two months and greater on a contractual basis increased to 3.50% from 2.89% a year earlier and 3.16% at March 31, 1996, with the degree of increase inflated by the quarter's large securitization which reduced the owned receivables denominator. Examining delinquency of all managed receivables reveals a more moderate delinquency increase to 3.30% at June 30, up from 2.81% a year earlier, and 3.15% at March 31, 1996. Overall delinquency remains quite reasonable by any historical measure.

Beneficial Corporation is a $15 billion, New York Stock Exchange-listed financial services holding company. Subsidiaries of the Company provide financial services through their various consumer-finance, credit-card, banking and insurance operations located throughout the United States, Canada, the United Kingdom, Ireland, and Germany.




                              SIGNATURES


             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      BENEFICIAL CORPORATION
                                           (Registrant)

                                 By /S/ Samuel F. McMillan
                                    Samuel F. McMillan
                                    Senior Vice President
                                      and Treasurer


Dated:  July 24, 1996